Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO POLYPID LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY

OF UP TO US$ 15,000,000

Dated April 5, 2022

Between

KREOS CAPITAL VI (EXPERT FUND) LP, a limited partnership incorporated in Jersey whose registered office is at 47 Esplanade, St Helier, Jersey (the “Lender”, which expression shall include its successors and assigns);

and

POLYPID LTD., a company organized under the laws of the State of Israel, company no. 514105923 whose registered office is at 18 Ha’Sivim Street, Petach-Tikva 4959376, Israel (the “Borrower”).

WHEREAS:

1.	The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrower on the terms of this agreement (the “Loan Agreement”); and

2.	The Borrower hereby confirms that on or about the date hereof it shall enter into the Initial Security Documents (as defined below), as security for monies borrowed by the Borrower hereunder and under which (A) the Borrower shall grant to the Lender a first priority fixed charge over all of the Equipment and the Intellectual Property of the Borrower as well as all shares held by the Borrower in the Subsidiaries (as defined below) (the “Fixed Charge”) and a US security over any Intellectual Property registered in the US (the “US Security Interest”), (B) the Borrower shall grant to the Lender a first priority floating, charge over all the assets of the Borrower as of the date hereof or hereafter acquired other than the assets charged under the Fixed Charge (the “Floating Charge”) and (C) the US Subsidiary shall enter into a guaranty agreement with the Lender, all as security for monies borrowed by the Borrower hereunder.

LOAN FACILITY TERMS:

Total Loan Facility

Up to an aggregate amount equal to US$ 15,000,000 as follows:

US$ 10,000,000 (“Amount A”), which must be drawn in full upon satisfaction of the relevant conditions set forth in Clause 3.5; and

US$ 2,500,000 (“Amount B”) subject to: (i) the prior Drawdown of Amount A in full, and (ii) the fulfilment of the Amount B Milestone or the Amount C Milestone (as defined below).

US$ 2,500,000 (“Amount C”) subject to: (i) the prior Drawdown of Amount A in full, and (ii) the fulfilment of the Amount C Milestone (as defined below).

Expiry Date

With respect to Amount A, within 7 days following satisfaction of the relevant conditions set forth in Clause 3.5.

With respect to Amount B and Amount C, 31st December 2022.

(All subject to Clause 3.4)

Advance Payment	Last month deposit for each Tranche (as defined below).
Repayment Terms

With respect to Amount A, monthly repayments of interest only until December 31, 2022, and, thereafter thirty-six (36) equal Monthly Repayments of principal and interest. In event that IO Extension Milestone is met by December 31, 2022, the interest only period shall be extended until June 30th, 2023, and thereafter thirty (30) equal Monthly Repayments of principal and interest.

With respect to any Tranche out of Amount B and Amount C, monthly repayments of interest only until August 31, 2023, and, thereafter thirty-three (33) equal Monthly Repayments of principal and interest. In event that IO Extension Milestone is met by December 31, 2022, the interest only period shall be extended until February 29th, 2024, and thereafter twenty-four (24) equal Monthly Repayments of principal and interest.

all as set forth in Clause 5.2 below.

Transaction Fee	US$ 150,000 shall be payable to the Lender upon execution of this Loan Agreement.
End of Loan Payment	2% of the amount of each Tranche.
Minimum Drawdown Amount	US$ 1,000,000

1	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Accounts” means the most updated audited annual consolidated profit and loss account and balance sheet of the Borrower for the period ended on December 31, 2021;

1.2	“Account Receivables” means all the account receivables of the Borrower as listed in Schedule C.

1.3	“Advance Payment” has the meaning given in Clause 5.1;

1.4	“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

“Amount B Milestone” means the Borrower obtaining exceptional results from SHIELD I interim analysis, where “exceptional” means a recommendation by the DSMB to end the trial at the lower end of the patient recruitment target: at or below 950 patients.

“Amount C Milestone” means fulfilment of any of (i) Borrower obtaining positive Phase 3 data from SHIELD I Trial enabling the trial to be stopped in order to prepare filing for an NDA approval by the US FDA, or (ii) Borrower raising US$ 30,000,000 in new equity.

1.5	“Applicable Interest Rate” has the meaning given in Clause 6.1;

1.6	“Assignee” has the meaning given in Clause 16.4;

1.7	“Business Day” means any day on which banks are generally open for business in both London and Tel Aviv other than a Friday, Saturday or Sunday;

1.8	“Change of Control” has the meaning given in Clause 9.6.

1.9	“Charged Assets” means the assets and undertakings charged or to be charged to the Lender from time to time pursuant to the Security Documents;

1.10	“Companies Registrar” means the Registrar of Companies in Israel;

1.11	“Contractual Currency” has the meaning given to it in Clause 5.3;

1.12	“Customers” means all the customers of the Borrower as listed in Schedule D;

1.13	“Drawdown” means the drawdown of a Tranche under the Loan Facility;

1.14	“Drawdown Date” means, unless otherwise provided herein, the date on which any Tranche is actually advanced to the Borrower by the Lender;

1.15	“Drawdown Notice” means a drawdown notice served in accordance with Clause 3.2 in the form attached hereto as Schedule A (as may be amended with the prior written consent of the Lender);

1.16	“End of Loan Payment” means the End of Loan Payment set forth above under the Loan Facility Terms;

1.17	“Equipment” means all the equipment of the Borrower as listed in Schedule B.

1.18	“Event of Default” means any of the events or circumstances described in Clause 9;

1.19	“Expiry Date” means the dates set forth above under the heading Loan Facility Terms;

1.20	“Financial Indebtedness” means (i) monies borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of borrowing, (v) the market to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, (vii) any other transaction or arrangement having the commercial effect of a borrowing, and (viii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vii);

1.21	“Group” means (i) the Borrower and its subsidiaries, (ii) any holding company of the Borrower, and (iii) any subsidiaries of such holding companies from time to time and “Group Company” means any member of the Group;

1.22	“Intellectual Property” means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trademarks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, clinical data generated during clinical trials, semi-conductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

1.23	“Initial Security Documents” means the documents listed in Schedule F and dated on or about the date of this Loan Agreement;

1.24	“IO Extension Milestone” means Borrower raising an investment of US$ 50,000,000 in new equity.

1.25	“LIBOR” means the average rate of interest at which banks borrow funds from each other, in marketable size, in the London interbank market, for an interest period of three (3) months, as published by the British Bankers’ Association. If the LIBOR will have ceased to exist, then LIBOR shall mean an alternative financial index that shall be mutually agreed by the Parties, and that maintains the intent and economic effect of LIBOR;

1.26	“Loan” means the loan to be made in accordance with the terms of this Loan Agreement;

1.27	“Loan Facility” means the loan facility set out in this Loan Agreement;

1.28	“Loan Term” means with respect to each Tranche, the period commencing on the Drawdown Date and expiring at the end of the Repayment Term of such Tranche;

1.29	“Minimum Drawdown Amount” means the amount set forth above under the heading Loan Facility Terms;

1.30	“Monthly Repayment Date” means the first Business Day of a calendar month from (and including) the Drawdown Date, and “First Monthly Repayment Date” shall mean the Drawdown Date and, if the Drawdown Date is not the first Business Day of a calendar month, the first Business Day of the month following the Drawdown Date;

1.31	“Permitted Indebtedness” means the indebtedness detailed in Schedule 1.32 attached hereto.

1.32	“Permitted Security Interest” means the Security Interests detailed in Schedule 1.33 attached hereto;

1.33	“Related Fund” in relation to a fund (the “First Fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the First Fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund;

1.34	“Repayment Schedule” has the meaning given in Clause 5.2.2;

1.35	“Repayment Term” means the Repayment Term set forth above under the Loan Facility Terms;

1.36	“Security Documents” means the Initial Security Documents, and any other applicable document evidencing the security over assets of the Borrower (or any Group Company), or (for the avoidance of doubt) any document creating a Security Interest in favor of the Lender;

1.37	“Security Interest” means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of Security Interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction;

1.38	“Security Period” means the period commencing on the execution of this Loan Agreement and ending on the date on which all amounts due and payable by the Borrower to the Lender under this Loan Agreement and the Security Documents have been indefeasibly repaid in full, including the End of Loan Payment;

1.39	“Subsidiaries” means PolyPid Inc. (the “US Subsidiary”) and PolyPid Pharm SRL (the “Romania Subsidiary”);

1.40	“Taxes” means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits and overall income of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof;

1.41	“Total Loan Facility” means the amount set forth above under the heading Loan Facility Terms;

1.42	“Tranche” an amount drawn down pursuant to this Loan Agreement;

1.43	“Transaction Fee” means the fee payable pursuant to the terms of Clause 10.1 and is the amount set forth above in the Loan Facility Terms;

1.44	“UCC” means the Uniform Commercial Code;

1.45	“Warrant Instrument” means a warrant instrument in the form attached hereto as Schedule 1.46, to be issued by the Borrower to the Lender on the date of this Loan Agreement.

2	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1	any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;

2.3	a Clause or Schedule is to a Clause or Schedule (as the case may be) of or to this Loan Agreement;

2.4	a “person” shall be construed as including a reference to an individual, firm, company, corporation, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.5	an “amendment” includes a supplement, novation or re-enactment executed by Lender and Borrower in writing and “amended” is to be construed accordingly;

2.6	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every type;

2.7	an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

2.8	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

2.9	“other” and “otherwise” are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

2.10	a document being in “agreed form” is a document which is previously agreed in writing by or on behalf of Lender and Borrower and if not so agreed, is in the form specified by the Lender;

2.11	any reference to an Event of Default being continuing is a reference to an Event of Default that has not been remedied to the satisfaction of the Lender; and

2.12	the headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

3	LOAN FACILITY

3.1	Lender’s Commitment

3.1.1	Subject to Clause 3.5 below, the Lender shall and agrees hereby to make available to the Borrower a loan facility of up to the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set out in the Loan Facility Terms and in accordance with Clause 3.2 before the Expiry Date of the Loan Facility.

3.1.2	The Lender shall not be under any commitment to advance any Tranche or any part thereof after the Expiry Date or upon the earlier termination of the Loan Facility in accordance with Clause 3.4.

3.1.3	The unutilized portion (if any) of the Total Loan Facility shall be cancelled after the Expiry Date, whereupon the Total Loan Facility shall be reduced accordingly.

3.1.4	In granting the Loan Facility, the Lender is relying on the representations and warranties contained in Clause 7.

3.1.5	Each Drawdown made under the Loan Facility shall be secured by the Security Documents.

3.2	Date of Advance(s) of the Loan

Subject to Clause 3.1.2, and subject to the satisfaction of the relevant conditions set forth in Clause 3.5, each Tranche shall be advanced and made available by the Lender to the Borrower within twenty (20) Business Days from receipt by the Lender of an executed Drawdown Notice. Each Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement. Each Tranche requested to be advanced pursuant to a Drawdown Notice shall be in an amount equal to or greater than the Minimum Drawdown Amount. Notwithstanding the aforementioned, Amount A must be drawn down in one single Tranche.

3.3	Method of Disbursement

The payment by the Lender to the account specified in the Drawdown Notice shall constitute the making of the Loan (or the relevant part thereof) and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof). For avoidance of doubt, following the payment by the Lender to the account specified in the Drawdown Notice - notwithstanding the actual owner of such account – the Borrower shall thereupon become indebted, as principal and direct obligor to the Lender, for the entire amount of the Loan transferred.

3.4	Termination or Modification of Funding Commitment

The Lender’s commitment to advance each Tranche of the Loan in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement at any time if Lender determines that:

3.4.1	there is any material adverse change in the general affairs, business, management, results of operations, condition (financial or otherwise) or prospects of the Group whether or not arising from transactions in the ordinary course of business which may prevent the Borrower from carrying its obligations under this Agreement;

3.4.2	there is any acceleration of depreciation in value of the tangible Charged Assets;

3.4.3	there is any material deviation by the Borrower from its business plan presented to the Lender prior to the date of this Loan Agreement;

3.4.4	on either the date of the Drawdown Notice or at the Drawdown Date:

(i)	an Event of Default has occurred and is continuing or would result from the borrowing to be made pursuant to the Drawdown Notice; or

(ii)	the Borrower’s representations and warranties in Clause 7.1 or those which are set out in any Security Document would not be true in all material respects if repeated on each of those dates with reference to the circumstances then existing.

3.5	Conditions Precedent requirements relative to the Advance of the Loan

3.5.1	The Lender’s obligation to provide the Loan (or any part thereof) is subject to the prior satisfaction by the Borrower of the following conditions:

(i)	the provision to the Lender of a duly executed copy of the resolutions of the board of directors of the Borrower and the US Subsidiary, to the extent required, shareholders, authorizing, as applicable, the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan Agreement and associated documents, including but not limited to, the Security Documents and the Warrant Instrument;

(ii)	the Borrower shall have delivered to the Lender copies of the certificate of incorporation and the Articles of Association of the Borrower;

(iii)	to the extent required under any law or agreement, all necessary consents of shareholders, warrant holders, and any other third parties (including landlords, to the extent required) with respect to the entering into this Loan Agreement and the execution by the Borrower of associated documents, including but not limited to, any Security Documents, have been obtained;

(iv)	certificate of Borrower's CEO confirming, on behalf of the Borrower, that the borrowing of the Total Loan Facility in full would not cause any borrowing limit binding on the Borrower to be exceeded;

(v)	the parties having executed and delivered to the Lender the original of this Loan Agreement, the Warrant Instrument and the Security Documents;

(vi)	submission of the Security Documents to the Companies Registrar and in the US and registration of the Security therein and the approval thereof, subject to compliance with all applicable laws in respect of such registration within the time frame provided for under applicable law;

(vii)	there has been no material depreciation in value of the Charged Assets;

(viii)	the Borrower’s compliance with Clause 10.1, and evidence of the Borrower’s compliance with Clause 12.2.4 below;

(ix)	the delivery to the Lender of certified copies of any policies of insurance maintained by the Borrower and any other Group Company in respect of the Charged Assets including such insurances as are required pursuant to and complying in all respects with the requirements of Clause 12 shall be provided to the Lender;

(x)	Subject to the Permitted Security Interests, the Charged Assets being free and clear of all Security Interests of third parties whatsoever;

(xi)	the Borrower has no material due and outstanding debts to any tax authorities which are overdue by more than 60-days;

(xii)	the Lender has received the legal opinion of Sullivan & Worcester LLP, counsel to Borrower, in a form satisfactory to the Lender; and

(xiii)	the Borrower has received the approval of the Israel Innovation Authority (the “IIA”) in compliance with all requirements under the Law for the Encouragement of Research, Development and Technological Innovation, 5744 - 1984 to submit the Security Documents for registration;

(xiv)	with respect to any drawdown out of Amount B, (i) the prior Drawdown of Amount A in full, and (ii) the fulfilment of the Amount B Milestone or the Amount C Milestone.

(xv)	with respect to any drawdown out of Amount C, (i) the prior Drawdown of Amount A in full, and (ii) the fulfilment of the Amount C Milestone.

3.5.2	On the date of this Loan Agreement the Borrower shall deliver to the Lender an original executed copy of the Warrant Instrument.

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower in accordance with a Drawdown Notice, prior to the satisfaction of all or any of the conditions referred to in Clause 3.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within fourteen (14) Business Days of the Drawdown Date (or within such longer period as the Lender may agree or specify in writing), provided, that the Lender, at its sole discretion, may waive the satisfaction of any condition.

3.7	Equipment

The existing Equipment of the Borrower as listed in Schedule B (as may be amended from time to time with the consent of the Lender) shall be part of the Security Interest of the Lender and be included in the Fixed Charge, as applicable. Future purchases of any Equipment purchased until (and including) the last day of the Security Period (“New Equipment”) shall, in addition, be made subject to the provisions of this Loan Agreement and form part of the Security Interest and shall be charged by way of listing such New Equipment to the relevant schedule in the Debenture – Fixed Charge, to be amended accordingly, or, at the Lender’s election, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and shall be submitted to and registered with the Companies Registrar or any equivalent authority outside of Israel (at the Lender’s request, Schedule B hereto shall be replaced or supplemented from time to time to reflect any addition of such New Equipment as aforesaid); it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to register any additional Fixed Charge, as applicable, in favor of the Lender only at such time as the aggregate value of the New Equipment exceeds US$ 250,000. For the avoidance of doubt, in addition, the Equipment, to the extent not covered by the Fixed Charge, is subject to the Floating Charge and any New Equipment shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.8	Account Receivables; Customers

The existing accounts receivables of the Borrower as listed in Schedule C (as may be amended from time to time with the consent of the Lender, which shall not be unreasonably withheld) shall be part of the Security Interest of the Lender and be included in the Fixed Charge, as applicable. Future accounts receivables of Borrower until (and including) the last day of the Security Period (“New AR”) shall, in addition, be made subject to the provisions of this Loan Agreement and form part of the Security Interest and shall be charged by way of either listing such New AR to the relevant schedule in the Fixed Charge, as applicable, to be amended accordingly, or, at the Lender’s election, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and submitted to and registered with the Companies Registrar or any equivalent authority outside of Israel (if applicable) as agreed in advance by the parties (at the Lender’s reasonable request, Schedule C hereto shall be replaced or supplemented from time to time to reflect any addition of such New AR as aforesaid); it being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to register any additional Fixed Charge on any New AR in favor of the Lender, within twenty (20) Business Days following the last Business Day of each calendar year during the Security Period. For the avoidance of doubt, in addition, the accounts receivables are subject to the Floating Charge and any New AR shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.8.1	The Borrower’s right to receive payments from the Customers listed in Schedule D (as may be amended from time to time) shall be part of the Security Interest of the Lender and be included in the Fixed Charge, as applicable. The list of Customers set forth in Schedule D shall be updated with the addition of new customers which have placed orders of at least US$250,000 (“New Customers”), so that the right to receive payments from such New Customers shall also be made subject to the Fixed Charge, as applicable, by way of either listing such New Customers to the relevant schedule in the Fixed Charge, to be amended accordingly, or, as a separate supplemental Fixed Charge (which shall be part of the Security Documents hereunder), and submitted to and registered with the Companies Registrar or any equivalent authority outside of Israel (if applicable) as agreed in advance by the parties; it being agreed that such update of Schedule D and the registration thereof shall be carried out no less than once every 3 months throughout the Security Period.

For the avoidance of doubt, any Company's right to receive payment from its Customers shall be subject to the Floating Charge and any right to receive payment from New Customers shall become subject to the Floating Charge as soon as an interest therein is acquired by Borrower (without any further action being required to effect the same).

3.9	Intellectual Property

The registered Intellectual Property of the Borrower as of the date hereof is listed in Schedule E (as may be amended from time to time with the consent of the Lender) and is covered by the Fixed Charge.

Future applications for registration of Intellectual Property of the Borrower shall, in addition, be made subject to the provisions of this Loan Agreement and form part of the Security Interest of the Lender and be charged by way of listing such new Intellectual Property (“New Registered Intellectual Property”) on the relevant schedule in the Fixed Charge and/or US Security Interest or, if reasonably requested in the future by the Borrower, any equivalent authority outside of Israel, as applicable, to be amended accordingly, or, at the Lender’s election, as a separate supplemental Fixed Charge and/or US Security Interest (and, at the Lender’s request, Schedule E hereto shall be replaced or supplemented from time to time to reflect any addition of such New Registered Intellectual Property as aforesaid), and, in either case, submitted to and registered with the Companies Registrar, the Israeli Patent Office and/or, if reasonably requested in the future by the Borrower, any equivalent authority outside of Israel (as applicable), and with respect to applications for registration of Intellectual Property submitted to the Companies Registrar, the Israeli Patent Office, the UCC and/or any equivalent authority outside of Israel, submitted to, the Israeli Patent Office, the UCC and/or to the United States Patent and Trademark Office and Copyright Office and/or, if reasonably requested in the future by the Borrower, any equivalent authority outside of Israel (as applicable), until (and including) the last day of the Security Period; it is being agreed that, at any time until the end of the Security Period, the Borrower shall be obliged to submit the required documents, to file and register any such additional documentation required in order to create a Fixed Charge in favor of the Lender, as follows:

(i)	with respect to New Registered Intellectual Property, within fourteen (14) Business Days from the registration of such New Registered Intellectual Property by the Borrower and if such registration is not possible under the rules governing such New Registered Intellectual Property, then, no later than fourteen (14) Business Days from the date on which the charge of such New Registered Intellectual Property becomes registrable;

For the avoidance of doubt, in addition, the Intellectual Property of the Borrower (whether registered or not), to the extent not covered by the Fixed Charge, is subject to the Floating Charge and any New Intellectual Property of the Borrower shall become subject to the Floating Charge as soon as an interest therein is acquired by the Borrower (without any further action being required to effect the same).

3.10	Charged Assets

The Charged Assets charged to the Lender pursuant to the Security Documents shall form security for the monies borrowed by the Borrower.

4	TERM

4.1	This Loan Agreement is effective upon execution by the Lender and the Borrower and shall continue until the later of (i) the Expiry Date and (ii) the date upon which the Borrower shall have indefeasibly performed all its obligations hereunder.

4.2	If the conditions set out in Clause 3.5 have not been satisfied within sixty (60) days of the execution of this Loan Agreement (except to the extent waived in writing by the Lender), the Lender shall, in its sole discretion, have the option to either terminate this Loan Agreement or extend the period in which such conditions must be satisfied.

5	REPAYMENT AND PREPAYMENT

5.1	Advance Payment

On each Drawdown Date, the Borrower shall pay to the Lender (by way of deduction by Lender from the amount of the Tranche) the Advance Payment specified above in the Loan Facility Terms with respect to the applicable Tranche (the “Advance Payment”) which shall be held by the Lender and applied in or towards payment of the last repayment in respect of that particular Tranche.

5.2	Repayments

5.2.1	The Borrower shall pay all unpaid principal and accrued interest in respect of each Tranche separately by way of standing order (“Hora’at Keva”), as follows:

5.2.1.1	With respect to Amount A:

(i)	the Borrower shall first pay, until December 31, 2022, monthly payments of interest only on the principal amount of each Tranche at the Applicable Interest Rate (each an “Interest Only Payment” with respect to Amount A); and

(ii)	thereafter, the Borrower shall pay, in respect of each Tranche, principal and interest accrued thereon in thirty-six (36) equal monthly payments, each such payment shall be in an amount equal to 3.1672% of the amount of such Tranche (each a “Monthly Repayment” with respect to Amount A); and

(iii)	Notwithstanding the aforementioned, if the IO Extension Milestone occurs prior to December 31, 2022, then the Interest Only Payment period will be automatically extended until June 30, 2023 and the Monthly Repayments thereafter will be reduced to thirty (30) equal monthly payments of principal and interest accrued thereon, each such payment shall be in an amount equal to 3.7177% of the amount of such Tranche.

5.2.1.2	With respect each Tranche out of Amount B and Amount C:

(i)	the Borrower shall first pay, until August 31, 2023, monthly payments of interest only on the principal amount of each Tranche at the Applicable Interest Rate (each an “Interest Only Payment” with respect to Amount B or Amount C, as applicable); and

(ii)	thereafter, the Borrower shall pay, in respect of each Tranche, principal and interest accrued thereon in thirty-three (33) equal monthly payments, each such payment shall be in an amount equal to 3.4173% of the amount of such Tranche (each a “Monthly Repayment” with respect to Amount B or Amount C, as applicable); and

(iii)	Notwithstanding the aforementioned, if the IO Extension Milestone occurs prior to December 31, 2022, then the Interest Only Payment period will be automatically extended until February 29, 2024 and the Monthly Repayments thereafter will be reduced to twenty-four (24) equal monthly payments of principal and interest accrued thereon, each such payment shall be in an amount equal to 4.5449% of the amount of such Tranche.

5.2.2	Each Interest Only Payment and each Monthly Repayment shall be paid to the Lender, in advance, on the first Business Day of each calendar month, commencing on (and including) the First Monthly Repayment Date of such Tranche, all as specified in a fully-amortizing repayment schedule issued by the Lender prior to the Drawdown Date (the “Repayment Schedule).

5.2.3	Subject to Clause 5.2.4, each payment received by the Lender in respect of any Tranche shall be applied as follows:

5.2.3.1	firstly, to discharge all outstanding fees, costs and expenses due to the Lender;

5.2.3.2	secondly, to discharge all accrued interest in respect of such Tranche; and

5.2.3.3	thirdly, to reduce the outstanding principal balance of such Tranche.

5.2.4	For the avoidance of doubt, the Lender may in its discretion apply any payments received or recovered from the Borrower to discharge any unpaid amount owed to it by the Borrower.

5.2.5	Any amount repaid or prepaid may not be redrawn.

5.2.6	If the Drawdown Date is not a Monthly Repayment Date, the Borrower shall pay to the Lender on the Drawdown Date (by way of deduction by the Lender of the amount of the Tranche), the Interim Repayment which shall discharge interest accrued on the Tranche for the period from the Drawdown Date to First Monthly Repayment Date. For the purpose of this Clause 5.2.6 “Interim Repayment” shall mean an amount equal to the applicable Monthly Repayment amount multiplied by a fraction of which numerator shall be the number of days from the relevant Drawdown Date to the First Monthly Repayment Date of such Tranche and denominator of which shall be the number of calendar days in the month of the Drawdown Date. For the avoidance of doubt, the Interim Repayment shall not be applied towards a repayment of the principal amount of a Tranche.

5.3	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be made in US Dollars (US$) (the “Contractual Currency”), unless otherwise agreed by the parties in writing. The Borrower shall bear the costs in the event of and in respect of any conversion of a currency to the Contractual Currency.

5.4	Prepayments

The Borrower shall be entitled to prepay the entire outstanding Loan, in whole but not in part, subject to the following conditions:

5.4.1	The Borrower shall submit to the Lender an irrevocable written notice for prepayment of the Loan, at least ten (10) days in advance, indicating the amount to be prepaid (the “Prepayment Sum”) and the date of prepayment;

5.4.2	In the event that the Borrower prepays a Tranche in accordance with this Clause 5.4, the Prepayment Sum shall be the outstanding principal of the applicable Tranche plus:

5.4.2.1	(i) in case of prepayment within 6 months from the applicable Drawdown Date - an aggregate of all remaining interest payments that would have been paid throughout the remainder of the term of the Loan Term, discounted to present value by applying a discount rate of LIBOR; or

5.4.2.2	(ii) in case of prepayment on a date that is later than 6 months but within 24 months from the applicable Drawdown Date, 2% of the outstanding principal of the applicable Tranche; or

5.4.2.3	(iii) in case of prepayment on a date that is later than 24 months but within 36 months from the applicable Drawdown Date, 1% of the outstanding principal of the applicable Tranche; or

5.4.2.4	(iv) in case of prepayment on a date that is later than 36 months after the applicable Drawdown Date, the Prepayment Sum shall be the outstanding principal.

5.4.3	In any event, the Borrower shall also pay the Lender the following amounts:

5.4.3.1	the End of Loan Payment for each Tranche being prepaid;

5.4.3.2	all unpaid fees, costs and expenses; and

5.4.3.3	all other sums payable by the Borrower to the Lender under this Loan Agreement.

6	INTEREST

6.1	Interest on the principal amount of each Tranche from time to time shall accrue from day to day until repayment of the applicable Tranche at a rate of 9.25% per annum (and compounded on a monthly basis) from the Drawdown Date until the repayment in full of such Tranche (the “Applicable Interest Rate”); and

6.2	Notwithstanding the aforementioned, in the event of an NDA submission for US approval following positive results of the Phase 3 data from the Shield 1 Trial, the interest rate will be reduced to 8.75% from the month following NDA submission, and the amounts of Interest Only Payments and Monthly Repayments shall be adjusted accordingly.

6.3	Interest on each Tranche and each part thereof shall be calculated and paid in the Contractual Currency.

6.4	Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement. If the Borrower fails to pay any sum to the Lender on its due date for payment the Borrower shall pay to the Lender forthwith on demand interest on such sum (compounded on a monthly basis) from the due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus 5% per annum.

6.5	To the extent applicable under Israeli law, immediately upon each due date for effecting any interest payment under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party, or upon actually paying any interest in advance of the due date for any reason, the Borrower shall report such payment to the relevant Israeli tax authorities, on behalf of the Lender, pay in full the value added tax liability arising in accordance with Section 6D of the Israeli Value Added Tax Regulations 5736-1976 and the Israeli Value Added Tax Law 5735-1975, and shall provide the Lender with documentation evidencing such payment, provided, however, that commencing upon the Lender’s request and continuing afterward until otherwise notified by the Lender, the Borrower shall pay in full any value added tax, applicable to the interest, directly to the Lender (or such agent of the Lender as the Lender may direct in writing) against delivery of an invoice.

7	REPRESENTATIONS AND WARRANTIES

7.1	The Borrower warrants and represents the following as of the date hereof:

7.1.1	The Borrower is a public limited company duly organized and validly existing under the laws of Israel.

7.1.2	The Borrower owns 100% of the issued share capital of the US Subsidiary, a private limited corporation duly organized and validly existing under the laws of the State of Delaware.

7.1.3	The Borrower owns 100% of the issued share capital of the Romania Subsidiary, a private limited company duly organized and validly existing under the laws of Romania.

7.1.4	The Borrower and the US Subsidiary have the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for them (as applicable):

(i)	to execute this Loan Agreement and the Security Documents to which the Borrower is or the US Subsidiary, as applicable, are or are to be party;

(ii)	to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under this Loan Agreement and the Security Documents to which the Borrower is or is to be party; and

(iii)	to grant the Lender first priority Security Interest in respect of the Charged Assets pursuant to the Security Documents to which the Borrower is or is to be party;

7.1.5	this Loan Agreement and the Security Documents will, upon execution and delivery (and, where applicable, registration as provided for in this Loan Agreement and the Security Documents):

(i)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(ii)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms;

7.1.6	the execution and (where applicable) registration by the Borrower of this Loan Agreement and each Security Document to which it is or is to be party, and the borrowing by the Borrower of the Loan and its compliance with this Loan Agreement and each Security Document to which it is or is to be party, will not involve or lead to a contravention of:

(i)	any applicable law or other legal requirement; or

(ii)	the constitutional documents of the Borrower; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets;

7.1.7	all consents, licenses, approvals and authorizations required by the Borrower in connection with the entry into, performance, validity and enforceability of this Loan Agreement and the Security Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect;

7.1.8	all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of this Loan Agreement and the Security Documents pursuant to this Loan Agreement or the Security Documents was true and accurate in all material respects when given and there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect and all projections and statements of belief and opinion given to the Lender were made in good faith after due and careful enquiry;

7.2	all payments made or to be made by the Borrower under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party shall be made following deduction or withholding for, or on account of, any taxes for which withholding is required pursuant to applicable law and/or tax ruling of the applicable tax authorities.

7.2.1	the Accounts, delivered to the Lender, were prepared in accordance with accounting principles and practices generally accepted in Israel or the United States, and consistently applied and fairly represent (in conjunction with the notes thereto) in all material respects the financial condition of the Borrower as at the date to which they were drawn up and the results of the Borrower’s operations during the financial year then ended;

7.2.2	since publication of the most updated Accounts, there has been no material adverse change in the business or financial condition of the Borrower and/or the Group, as a whole;

7.2.3	there is no action, proceeding or claim pending or, so far as the Borrower is aware, threatened against Borrower or any Group Company before any court or administrative agency which might have a material adverse effect on the business, condition of operations of the Borrower or the Group as a whole;

7.2.4	subject to the Permitted Security Interests and the IIA rights, the Borrower owns good and marketable title in all the Charged Assets, free from all Security Interests and other interests and rights of every kind, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs and replacement;

7.2.5	the borrowing of the Total Loan Facility in full would not cause any borrowing limit binding on the Borrower to be exceeded; and

7.2.6	the Borrower’s representations and warranties set out in this Clause 7 shall survive the execution of this Loan Agreement and shall be deemed to be repeated on each Drawdown Date with respect to the facts and circumstances then existing, as if made at such time.

8	UNDERTAKINGS

The Borrower undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise permit:

8.1	During the Security Period the Borrower shall provide the Lender with rights of first offer and first refusal for any and all non-convertible future debt or loan financing, 14 days prior to the time that such requests are provided to other financing sources. Should the Lender and the Borrower fail to agree on the terms and conditions of such financing within five (5) Business Days, then the Borrower may accept a funding source other than the Lender. These rights of first offer and first refusal shall not apply with respect to a convertible loan, convertible securities or convertible debt extended by third parties or debts extended by current shareholders of the Borrower provided, however, that such shareholders execute a subordination agreement in a form satisfactory to the Lender.

8.2	The Borrower will obtain, effect and keep effective all permissions, licenses, consents and permits which may from time to time be required (i) in connection with the Charged Assets and (ii) to conduct its business;

8.3	With the exception of the Permitted Security Interests, the Borrower will (and to the extent any Group Company has charged its assets pursuant to a Security Document, the Borrower shall procure that this Group Company shall) own only for its own account the Charged Assets free from all Security Interests and other interests and rights of every kind, except for those created by the Security Documents, and shall not (and shall ensure that no other Group Company will) create or permit to subsist any security over any of its assets;

8.4	Except as otherwise permitted under Clause 9.6 herein, the Borrower will not (and shall procure that each Group Company will not) sell, assign, transfer or otherwise dispose of any of the Charged Assets or any share therein, and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets, subject to the compliance with the U.S. federal securities regulation; the Borrower will not sell, assign, transfer or otherwise dispose of any of the Intellectual Property, other than as permitted under the Security Documents and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets and/or the Intellectual Property.

8.5	The Borrower will provide the Lender with the following information, by way of a semi-annual report:

8.5.1	details of any material changes to the management/directors of Borrower;

8.5.2	details of any Group Company incorporated on or after the date of this Loan Agreement.

8.6	The Borrower will provide to the Lender such other information (financial or otherwise) as the Lender may reasonably request from time to time concerning any Group Company and its affairs (including, without limitation, information concerning the Charged Assets, its assets from time to time and any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement and evidence of meeting the conditions precedent requirements relative to the advance of the Loan). This clause may be invoked by Lender only once per calendar quarter, provided that in case of the occurrence of an Event of Default and continuance thereof this clause may be invoked by the Lender without any limitation.

8.7	The Borrower will provide to the Lender all documents, confirmations and evidence reasonably required by the Lender to satisfy its “know your customer” requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations.

8.8	During the Security Period, the Borrower will provide the Lender with (i) annual audited consolidated financial statements with respect to the Borrower within one hundred and fifty (150) days of the end of fiscal year, including statement of operations, balance sheet, statement of cash flows and shareholders’ equity, certified by an independent certified public accountant acceptable to the Lender; and (ii) Quarterly management prepared consolidated financial statements, consistent with the Borrower’s past practices.

8.9	During the Security Period, the Borrower will within ten (10) days from the board of directors’ approval, provide the operational budget for the forthcoming financial year. If any such budget is to be revised, the Borrower shall provide said revised budget to the Lender upon the board of directors’ approval;

8.10	The Borrower will deliver (and shall procure that each Group Company will deliver) to the Lender copies of all notices, minutes, consents and other materials sent to the board of directors at the same time they are delivered to the directors;

8.11	Lender acknowledges that the Lender will receive or have access to the certain material nonpublic information of the Company and/or each Group Company (the “Material Nonpublic Information”). The Lender shall keep the Material Nonpublic Information in full confidence and shall not: (i) disclose the Material Nonpublic Information, and/or (ii) engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that the Lender possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material;

8.12	Upon the occurrence of an Event of Default and during the continuance of an Event of Default, the Lender shall be entitled to have a representative to attend all meetings of the Borrower’s (and each Group Company’s) board of directors in a non-voting observer capacity (the “Observer”), provided that such Observer shall have executed a confidentiality undertaking in a form satisfactory to both Lender and Borrower and provided further that the Observer may be excluded from access to a meeting or portion thereof if the Board of Directors determines in good faith, upon advice of the Borrower’s counsel, that access to information discussed or presented or attendance at such meeting may adversely affect the attorney-client privilege, provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof. In such case, the observer shall be informed of the general subject matter of the materials or meetings (or portion thereof) from which the Observer is excluded. The Borrower agrees (and shall procure that each Group Company agrees) to give notice of all board meetings to the Lender at the same time as to its directors.

8.13	The Borrower will (and will procure that each Group Company will) maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(i)	for the Borrower and each Group Company to perform their obligations under this Loan Agreement and each Security Document, as relevant;

(ii)	for the validity or enforceability of this Loan Agreement and any Security Document; and

(iii)	for the Borrower and each Group Company to continue to own the Charged Assets,

and the Borrower will, and will procure that each Group Company will, comply with the terms of all such consents.

8.14	The Borrower will notify the Lender as soon as it becomes aware of:

(i)	the occurrence of an Event of Default; or

(ii)	any matter which indicates that an Event of Default has occurred or is reasonably likely to occur;

and will thereafter keep the Lender fully up to date with all developments.

8.15	The Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, except:

(i)	the Permitted Indebtedness; or

(ii)	non-speculative hedging transactions entered into in the ordinary course of business in connection with protection against interest rate or currency fluctuations.

8.16	Within fifteen (15) days after the written request of the Lender, the Borrower shall affix to the Equipment (as listed in Schedule B attached hereto and as to be amended from time to time with the consent of the Lender) permanent indications of Lender’s interest in the Equipment, and shall not remove or hide them and shall comply with Lender’s request in assisting Lender with all perfection requirements under the laws of the State of Israel and/or the laws of any other relevant jurisdiction and pursuant to and in accordance with the provisions of the Security Documents;

8.17	With the exception of the Permitted Indebtedness, the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness owing to any shareholder of a Group Company (excluding other Group Companies) or any persons or companies related to them, unless such Financial Indebtedness is on terms (including interest, repayment and subordination) satisfactory to the Lender;

8.18	With the exception of the Permitted Security Interests, the Borrower shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security Interest over any of its assets;

8.19	The Borrower shall not (and shall ensure that no other Group Company will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts (excluding any general terms and conditions applicable to bank accounts); or

(iv)	enter into any other preferential arrangement having a similar effect.

8.20	The Borrower will not make any distribution by way of dividend, repurchase of shares, repayment of shareholder loans, or otherwise without the prior written consent of the Lender;

8.21	The Borrower shall be responsible for all costs associated with the maintenance of the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any security granted in connection with this Loan;

8.22	The Borrower shall at the written request of the Lender from time to time (and shall procure that each Group Company) execute and deliver such further documents creating Security Interests in favor of the Lender over such assets and in such form as the Lender may reasonably require in its reasonable discretion from time to time to: (i) secure all monies, obligations and liabilities of the Borrower and/or any Group Company to the Lender; (ii) facilitate the realization of the Charged Assets; or (iii) exercise the powers conferred on the Lender or a receiver appointed under any Security Document, from time to time; and

8.23	Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan mainly to finance its research, development and clinical activities. The Lender shall not be under any obligation to concern itself with the application of the Loan.

8.24	The Borrower shall at all times maintain a minimum cash balance equivalent to three (3) months of its cash expenditure.

9	EVENTS OF DEFAULT

9.1	An Event of Default occurs if during the Security Period:

9.1.1	the conditions set out in Clause 3.5 (except to the extent waived in writing by Lender) are not satisfactorily accomplished within sixty (60) days of signature of this Loan Agreement, all unless the period for satisfactory accomplishment is extended in accordance with Clause 4.2; or

9.1.2	the Borrower fails to pay when due and payable, or (if so payable) on demand, any sum payable under this Loan Agreement or the Security Documents, unless such failure is rectified by the Borrower within 5 Business Days after the Lender serves on the Borrower a notice of default under this Loan Agreement; or

9.1.3	any other breach by the Borrower or any Group Company (as relevant) of any material provision of this Loan Agreement or any Security Document, or the Borrower or any Group Company does not comply with, perform or observe any other material obligation accepted or material undertaking given by it to the Lender, unless the Lender (at its sole discretion) notifies the Borrower in writing that it is satisfied that the breach has not put any of the security for the Loan immediately at risk and that it considers that the breach is capable of remedy and within 14 Business Days after the Lender serves on the Borrower a notice of default under this Loan Agreement or such longer period as the Lender may specify in such notice, the Borrower remedies the breach to the satisfaction of the Lender; or

9.1.4	any representation, warranty or statement made by the Borrower in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated, unless such default or misrepresentation is rectified by Borrower within 14 days after the Lender serves on the Borrower a notice of default under this Loan Agreement; or

9.1.5	Financial Indebtedness of any Group Company in an amount exceeding US$ 250,000, is not paid when due (unless waived in writing by creditor or such default is rectified by Borrower within 14 days after the occurrence of such default) or any Security Interests over any of the material assets of Borrower is lawfully enforced by a third party; or

9.1.6	any order shall be made by any competent court, a petition presented or any resolution shall be passed by Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding up of, Borrower or a moratorium is imposed or declared over all or substantially all of the assets and business of Borrower (provided, however, that if Borrower submits a demand of revocation within fifteen (15) days after such petition or resolution are being imposed, such petition or resolution shall be deemed to be an Event of Default only if they are not set aside, cancelled or revoked within 75 days after being imposed); or

9.1.7	an encumbrancer takes possession of or a receiver, liquidator, supervisor, compulsory manager, trustee, administrator or similar official is appointed over the whole or, in the opinion of the Lender, any material part of, the assets of Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of Borrower (provided, however, that if Borrower submits a demand of revocation within fifteen (15) days after such petition or resolution are being imposed, such petition or resolution shall be deemed to be an Event of Default only if they are not set aside, cancelled or revoked within forty-five (45) days after being imposed); or

9.1.8	any judgment made against Borrower for an amount of at least US$ 250,000 is not paid or discharged when due, unless such default is rectified by Borrower within 30 days after the Lender serves on the Borrower a notice of default under this Loan Agreement; or

9.1.9	Borrower shall admit inability to pay its debts as they fall due, or shall be adjudicated or declared bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

9.1.10	any event shall occur which under the applicable law to which Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 9.1.6, 9.1.7 or 9.1.8; or

9.1.11	Borrower ceases carrying on or suspends its business; or

9.1.12	it becomes unlawful or impossible (i) for the Borrower and/or any Group Company (as relevant) to discharge any liability under this Loan Agreement or to comply with any other obligation under this Loan Agreement or the Security Documents, or (ii) for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, this Loan Agreement or the Security Documents (unless such results from gross negligence or wilful misconduct of the Lender), unless such default is rectified by Borrower within 30 days after the Lender serves on the Borrower a notice of default under this Loan Agreement , provided however that if following said cure period the Borrower proposes an alternate security which may be ascribed with substantially equivalent value and which the Lender in its sole and absolute discretion accepts, and such alternate security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

9.1.13	any provision of this Loan Agreement or the Security Documents proves to have been or becomes invalid or unenforceable, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another security interest or any other third party claim or interest, unless such default is rectified by Borrower within 30 days after the Lender serves on the Borrower a notice of default under this Loan Agreement, provided however that if following said cure period the Borrower and/or any Group Company proposes replacement security which the Lender accepts, which acceptance shall not be unreasonably withheld by Lender, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

9.1.14	the security constituted by the Security Documents is in any way materially imperilled or in jeopardy (including by way of depreciation in value beyond a normal depreciation) provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

9.1.15	any other event (whether related or not) occurs in the business affairs, operations, assets or condition (financial or otherwise) of the Borrower or the Group as a whole, the effect of which may, in the reasonable opinion of the Lender, materially prevent the due fulfilment by the Borrower and each Group Company of any of its material obligations or undertakings under this Loan Agreement or the Security Documents; or

9.1.16	any Event of Default (howsoever described) specified in the Security Documents shall occur; or

9.1.17	in the event that the guaranty provided by the US Subsidiary is terminated or becomes unenforceable, it shall immediately trigger an Event of Default with regard to the Borrower, and with regard to any and all Loans outstanding at such time.

9.2	Lender’s Rights

During the Security Period, on or at any time following the occurrence of any Event of Default (unless rectified by Borrower or waived by Lender) and in any event subject to any cure period, if applicable, the Lender may:

9.2.1	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated; and/or

9.2.2	serve on the Borrower a notice stating that the Loan, all accrued and unpaid interest and all other amounts accrued or owing under this Loan Agreement and the Security Documents are immediately due and payable; and/or

9.2.3	take any other action which, as a result of the Event of Default or any notice served under Clauses 9.2.1 or 9.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3	End of Lender’s Obligations

On the service of a notice under Clause 9.2.1 and/or Clause 9.2.2, all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate.

9.4	Acceleration

On the service of a notice under Clause 9.2.2, the following sums shall become immediately due and payable:

9.4.1	the outstanding principal amount of the Loan;

9.4.2	all accrued and unpaid interest;

9.4.3	in respect of each Tranche, the aggregate of the monthly interest payments scheduled to be paid by the Borrower on each Monthly Repayment Date (as is set out in the most recent Repayment Schedule issued by the Lender) for the period from the date of prepayment to the expiry of the Loan Term, in each case discounted from the applicable Monthly Repayment Date to the date of prepayment at the rate of 2% per annum;

9.4.4	the End of Loan Payment;

9.4.5	all unpaid fees, costs and expenses due pursuant to terms hereof; and

9.4.6	all other sums payable by the Borrower to the Lender under this Loan Agreement and the Security Documents.

9.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 16.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder.

9.6	Change of Control

All the obligations of the Lender to the Borrower under this Loan Agreement shall terminate if there is a Change of Control (as defined below) in the Borrower. In such event, unless the Lender agrees otherwise by written notice to the Borrower, immediately and simultaneously with the closing of the transaction that constitutes a Change of Control (i) the Borrower shall prepay the outstanding Loan in accordance with Clause 5.4 above; and (ii) all other amounts accrued or owing under this Loan Agreement and the Security Documents shall become due and payable.

For purposes of this Clause 9.6, a “Change of Control” shall mean any of the following events (whether in one or in a series of related transactions): (i) merger, consolidation, or reorganization of the Borrower with or into a successor company, or the sale of all or substantially all the assets of the Borrower, or the sale of securities of the Borrower (whether by the Borrower or by shareholders of the Borrower), upon which the existing shareholders of the Borrower immediately prior to the closing of any of the foregoing shall hold immediately following the closing thereof less than 50% of the voting power in the Borrower or in the successor company, or (ii) the worldwide exclusive license to use all or a material portion of the Borrower’s Intellectual Property, to any other entity or person.

Notwithstanding anything else to the contrary set forth herein or elsewhere, and subject to the Lender's rights upon the occurrence of a Change of Control, the Borrower may, at any time, pursuant to its sole discretion, without any requirement to procure the prior consent of the Lender, enter into any transaction which constitutes Change of Control.

10	FEES, EXPENSES AND TAXES

10.1	Transaction Fee

The Parties hereby agree and acknowledge that the Transaction Fee and other expenses shall be paid by the Borrower to the Lender as follows:

(i) US$ 150,000 shall be payable upon the execution of this Loan Agreement; (ii) all reasonable expenses related to registration of the Security Documents; and (iii) all expenses of Lender in connection with the negotiation and execution of this Loan Agreement, including, without limitation, costs of due diligence and reasonable fees of attorneys, appraisers, examiners and consultants, up to US$ 50,000 plus applicable VAT.

10.2	Documentary Costs

The Borrower shall promptly pay to the Lender on the Lender’s demand, the legal expenses and disbursements incurred by the Lender in connection with the following, plus VAT, to the extent applicable:

10.2.1	any amendment or supplement to this Loan Agreement or the Security Documents, or any proposal for such an amendment to be made to the extent so required solely by Borrower or is required under this Agreement; and

10.2.2	any consent or waiver by the Lender concerned under or in connection with this Loan Agreement or the Security Documents or any request for such a consent or waiver to the extent so required solely by Borrower or is required under this Agreement; and

10.2.3	any step required to be taken by the Lender with a view to the protection, exercise or enforcement of any right or security interest created by this Loan Agreement or the Security Documents or for any similar purpose.

10.3	Certain taxes and duties

The Borrower shall promptly pay any documentary, stamp or other equivalent tax or duty payable on or by reference to this Loan Agreement or the Security Documents, and shall, on the Lender’s demand, fully indemnify the Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

10.4	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorizes the Lender), at any time and from time to time, to apply any credit balance to which the Borrower is then entitled on any account with the Lender in satisfaction of the sum or sums from time to time owing by the Borrower to the Lender under and/or pursuant to this Clause 10.4. The Lender shall give notice to the Borrower of any such application promptly thereafter.

10.5	Liability for Taxes

10.5.1	The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

10.5.2	In the event that any payment due to the Lender under this Loan Agreement is made by a Group Company other than the Borrower and Tax deduction is required by law to be made in connection with such payment by the Borrower, the amount of the payment due to the Lender shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required. If the Borrower is required by law to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and at the applicable withholding rate required by law.

10.5.3	Within thirty (30) days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.6	Illegality and Increased Costs

10.6.1	If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility (or any part thereof) or to maintain its obligations to do so or fund the Loan (or any part thereof), the Lender shall promptly notify the Borrower whereupon (a) the Lender’s obligations to make the Loan Facility (or any part thereof) available shall be terminated and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith, or (ii) on a future specified date on or before the latest date permitted by the relevant law or regulation.

10.6.2	If the result of any change in (or in the interpretation, administration or application of), or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to Taxes or change the basis of the payment of Taxes by the Lender with respect to any payment under this Loan Agreement (other than Taxes on the overall net income, profits or gains of the Lender), then (i) the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lender the amount of the increased costs which the Lender has suffered as a result.

10.6.3	In the event that Lender shall require the Borrower to effect an early repayment of the Loan due to any of the events set forth in sub-Sections 10.6.1 and 10.6.2 above, then, notwithstanding sub-Section 5.4.2 herein or anything else to the contrary set forth herein, in such event: (i) the Borrower shall repay to the Lender only the then outstanding balance of the Loan (principal and accrued interest) and it is further clarified and agreed that Borrower shall be exempted, to the fullest extent, from paying the Lender any additional payments, penalties or compensation for lost of any future interest or for any present value thereof, (ii) the Lender shall repay to the Borrower part of the Transaction Fee in an amount equal to the Transaction Fee multiplied by the number of days from the actual repayment date until the original date for the last payment due with respect to such Tranche ("Original Last Payment Date"), divided by the number of days from the relevant Drawdown Date until Original Last Payment Date, and (iii) the End of Loan payment payable by the Borrower with respect to any outstanding Tranche shall be reduced to an amount equal to the original End of Loan Payment amount with respect to such Tranche multiplied by the number of days from the relevant Drawdown Date until the actual repayment date, divided by the number of days from the relevant Drawdown Date until the Original Last Payment Date.

11	INDEMNITIES

11.1	Indemnity for Non-Scheduled Payments

Without derogating from Clause 9 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of:

11.1.1	any Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

11.1.2	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Loan Agreement or the Security Documents on the due date or, if so payable, on demand (all subject to the lapse of the applicable cure period afforded to the Borrower herein, if any); or

11.1.3	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4 (all subject to the lapse of the applicable cure period afforded to the Borrower herein, if any), and in respect of any Taxes for which the Lender is liable or held liable as a result of an Event of Default or the acceleration of repayment of the Loan under Clause 9.4, in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Loan Agreement or the Security Documents.

11.2	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and reasonable expenses (including without limitation reasonable legal fees and expenses), which were brought against, or incurred by, the Lender, in any country, as a result of any of the following:

11.2.1	any action lawfully taken, or omitted or neglected to be taken, under or in connection with this Loan Agreement or the Security Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

11.2.2	any breach or inaccuracy of any of the representations and/or warranties contained in Clause 7 hereof or in the Security Documents or any breach of any covenant, commitment or agreement by the Borrower contained in Clause 8 hereof or elsewhere in this Loan Agreement or in the Security Documents.

11.3	Limitation of Liability.

Notwithstanding anything else to the contrary set forth herein, the Borrower's liability under this Section 11 shall be subject to the following limitations:

11.3.1	Borrower shall not be liable to the Lender or any representative thereof for any: (i) consequential, indirect, punitive, incidental or special loss or damages, or (ii) any claims, liability, losses and damages assumed, sustained or entailed solely as a result of Lender's negligent acts or misconduct.

11.3.2	Any claim for indemnification set forth in this Section 11 shall be subject to the Lender's efforts to mitigate damages and losses.

11.3.3	The remedies provided herein shall be the sole and exclusive remedy to which the Lender and/or any representative thereof is entitled with regard to any indemnifiable damage and/or loss hereunder.

11.3.4	Borrower shall have no liability in respect of any claim to the extent that such claim arises out of or as a result of any act, transaction or omission whatsoever authorized by or carried out at the request of the Lender and/or any representative thereof.

11.3.5	As a condition to the Borrower's indemnification undertaking herein, the Lender shall promptly notify the Borrower in writing of any claim in respect of which indemnification may be sought, shall allow the Borrower to assume defence of such claim and shall provide its reasonable cooperation in the defence of such claim (a “Claim Notice”). The Claim Notice shall (A) state that the Lender has paid, sustained, suffered or incurred (or, if it is reasonably anticipates that it will have to pay, sustain, suffer or incur) losses, the amount of such losses (which, in the case of losses not yet actually paid, suffered, incurred or sustained, shall be a good faith estimate of the amount thereof, followed by an additional Claim Notice when such losses are incurred and paid), (B) specify in reasonable detail the individual items of losses included in the amount so stated, and (C) the nature of the misrepresentation, breach of warranty, covenant or specific indemnity to which such losses are related and the material facts (including any supporting documentation, if applicable) giving rise to the claim. Lender shall afford Borrower and its designated representatives and advisors such additional information, documents and material in their possession as are reasonably necessary in order to allow Borrower to properly consider, evaluate, respond and discuss with the Lender the claim for indemnification, and Borrower shall be entitled to discuss, receive information and consult with Lender on such matter. Lender shall not settle any indemnifiable claim without the prior written consent of the Borrower. Any settlement or compromise reached between the Borrower and any third party shall not contain any determination of fault or responsibility of the Lender without the Lender's prior written consent.

12	RISK AND INSURANCE

12.1	All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

12.2	The Borrower shall:

12.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

12.2.2	maintain with a reputable insurance company, in accordance with good and prudent practices of owners of such tangible Charged Assets, fully comprehensive insurance under a standard form of “new for old” property damage (subject to standard exceptions and limitations according to extend fire cover) including terrorism, third party, and business interruption for a 12 month period covering (i) loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets; and (ii) third party liability under applicable law (including cross liability of the Lender and subject to standard exceptions and limitations) to any third party whomsoever and to any employee (as long as they would be considered as third party, otherwise they will be covered under employers liability policy), agent or sub-contractor of the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly from the Charged Assets or their use;

12.2.3	The current insurance policies of the Borrower include the following coverage:

12.2.3.1	machinery, equipment, furniture & fixtures - NIS 22.400 million.

12.2.3.2	leasehold improvements & betterments - NIS 16.25 million.

12.2.3.3	stock /inventory - NIS 2.5 burglary/theft - NIS 1 million based of first loss.

12.2.3.4	loss of profits in respect of fixed costs on production and research and development wages - total of NIS 15 million covering 12 months indemnification period.

12.2.3.5	legal expenses NIS 400,000.

12.2.3.6	employers liability - Limit of liability any occurrence and period NIS 20 M For 74 employees.

12.2.3.7	third party liability - Limit of liability any occurrence and period NIS 15 M.

12.2.3.8	electronic equipment - residual covering NIS 1 million.

12.2.4	procure that the Lender is an additional insured and loss payee under the policies (excluding subsections 12.2.3.6 and 12.2.3.7), provided that unless following the occurrence of an Event of Default, payment of the first USD 100,000 of any insurance benefits shall be paid to the Borrower.

12.2.5	upon request, produce to the Lender the policy and all premium receipts;

12.2.6	promptly notify the Lender of any event which may give rise to a claim under the policy which may reasonably be expected to exceed US$ 100,000) and upon request irrevocably appoint the Lender, jointly with the Borrower to be its sole agent to negotiate agree or compromise such claim; and

12.2.7	upon request assign by way of security, or following the occurrence of an Event of Default which entails acceleration of repayment by Lender, a complete assignment to the Lender, the Borrower’s rights under such policy and irrevocably appoint the Lender to institute any necessary proceedings.

13	END OF LOAN PAYMENT

13.1	Upon the final repayment of each Tranche, the Borrower shall pay the Lender the applicable End of Loan Payment.

13.2	Failure to pay the End of Loan Payment shall constitute a breach of this Loan Agreement.

13.3	Upon payment of the End of Loan Payment for the last Tranche, subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder), the Lender shall take all necessary actions in order to release its security over the Charged Assets.

14	POWER OF ATTORNEY

14.1	Following the commencement of the Security Period, and upon the occurrence of an Event of Default and during the continuance thereof, the Borrower by way of security hereby irrevocably appoints the Lender and separately any receiver appointed under any Security Document severally to be its attorney in its name and to act on its behalf and to execute and complete any deeds or documents which the Lender may require for perfecting its title to or for vesting the Charged Assets both present and future in the Lender or its respective nominees or in any purchaser and otherwise generally to sign seal and deliver and otherwise perfect any such legal or other Security Interest referred to in Clause 1.38 and all such deeds and documents and to do all such acts and things as may be required for the full exercise of the powers conferred hereunder or under any Security Document including any sale, lease, disposition, realization or getting in and this appointment shall operate as a general power of attorney made under applicable law. The Borrower hereby covenants with the Lender and separately with any such receiver to ratify and confirm any deed, document, act and thing and all transactions which any such attorney may lawfully execute or do.

15	NOTICES

15.1	Any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by mail or by e-mail to the number or address set out in Clause 15.2 (with confirmation of receipt), or delivering it by hand to the address set out in Clause 15.2 and in each case marked for the attention of the relevant party set out in Clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 14). Any Notice so served by regular mail, e-mail or hand shall be deemed to have been duly given or made as follows:

15.1.1	if sent by e-mail, at the time of transmission; or

15.1.2	in the case of delivery by regular mail or hand, when delivered,

provided that in each case where delivery by regular mail, by e-mail or by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in this Clause 14 are to local time in the country of the addressee.

15.2	The addresses of the parties for the purpose of this Clause 14 are as follows:

15.2.1	Lender:

Kreos Capital VI (Expert Fund) LP

Address: 47 Esplanade Saint Helier, Jersey

Attn: Raoul Stein

E-mail: raoul@kreoscapital.com

with a copy (which shall not constitute a notice) to:

Kadouch & Co., Law Offices,

11 Ha’Sadna’ot Street

P.O.B. 12695

4673300 Herzliya, Israel

Attn: Emmanuel Kadouch, Adv.

E-mail: emmanuel@kadouchlaw.com

Borrower:

PolyPid Ltd.

18 Ha’Sivim Street, Petah-Tikva 4959376, Israel

Attn: Dikla Czaczkes Akselbrad

E-mail: Dikla.C@polypid.com

with a copy (which shall not constitute a notice) to:

18 Ha’Sivim Street, Petah-Tikva 4959376, Israel

Office: +972 74 719 5700 Ext. 223

Attn: Adv. Tal Vilnai

E-mail: Tal.V@polypid.com

15.3	A party may notify the other party to this Loan Agreement of a change to its name, relevant addressee, address or e-mail for the purposes of this Clause 14, provided that such notice shall only be effective on:

15.3.1	the date specified in the notification as the date on which the change is to take place; or

15.3.2	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

15.4	In proving service it shall be sufficient to prove that the envelope or email containing such notice was properly addressed and delivered to the address shown thereon or that the email transmission was made and a confirmation of receipt, respectively was received, as the case may be.

16	GENERAL

16.1	All agreements, covenants, representations and warranties of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding until such time as Borrower shall have indefeasibly performed all its obligations hereunder, and the Lender has released all applicable Security Interest in favour of the Borrower.

16.2	If the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights. The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender in the performance of the Borrower’s obligations.

16.3	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity. Waiver by the Lender of any default shall not constitute waiver of any other default.

16.4	The Borrower may not assign or transfer its rights, benefits and obligations under this Loan Agreement. The Lender shall have the right, in its sole discretion to assign, sell, pledge, grant a security interest in or otherwise encumber its rights under this Loan Agreement and/or one or more Drawdown Notices to any third party (an “Assignee”), which is a reputable commercial bank, insurance company or other financial institution (including venture lending funds). The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee provided that the Borrower’s rights hereunder shall not be adversely affected. The Borrower agrees that if it receives notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with any such notice. Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

16.5	Confidentiality and Lender Undertakings. Lender agrees and undertakes to keep in strict confidence all non-public information relating to the Borrower which is provided by Borrower to Lender pursuant to the terms of this Loan Agreement. Furthermore, the Lender acknowledges that it is aware and undertakes to comply, in respect of any material, non-public information regarding an entity with publicly traded securities that it receives in connection with the performance of this Loan Agreement and/or the Warrant Instrument (“Insider Information”), with the restrictions imposed by the applicable federal and state securities laws (i) on the purchase or sale of securities of such a company at the time that the Lender holds the Insider Information, and (ii) making it unlawful to communicate the Insider Information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities of a company with publicly traded securities, in reliance upon such information.

16.6	Subject to Clause 16.5, the Borrower consents to the disclosure of information by the Lender to its Affiliates, Related Funds and to other parties to the Security Documents and potential Assignees, provided that any such additional receiving party shall execute a non-disclosure agreement in a form satisfactory to the Borrower.

16.7	Clause titles are solely for convenience and are not an aid in the interpretation of this Loan Agreement.

16.8	If, at any time, any provision herein is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.9	A person who is not a party to this Loan Agreement has no right to enforce or enjoy the benefits of this Loan Agreement.

16.10	This Loan Agreement, together with the Security Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower. No supplier or agent of the Lender is authorized to bind the Lender or to waive or modify any term of this Loan Agreement.

16.11	This Loan Agreement may be executed in counterparts (including email copies in pdf format or the like, or signed with docusign, e-sign or any similar form of signature by electronic means, with originals to follow), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.12	This Loan Agreement and any obligations arising out of or in connection with it are governed by the laws of the State of Israel without regard to the conflict of laws provisions thereof. The courts of Tel Aviv – Jaffa have exclusive jurisdiction to settle any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement or any obligation arising out of or in connection with this Loan Agreement (a “Dispute”). The parties to this Loan Agreement agree that the courts in Tel Aviv – Jaffa, Israel are the most appropriate and convenient courts to settle Disputes and accordingly, no party to this Loan Agreement will argue to the contrary. Notwithstanding the above, the Lender may be filed injunctive reliefs against the Borrower in any applicable jurisdiction solely in order to protect and safeguard Charged Assets located in such jurisdiction.

16.13	The Lender, or an agent appointed by it, in either case acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Register”) for the recordation of (i) the name and address of the Lender, and the commitments of, and principal amounts (and stated interest) of the Loan owing to the Lender pursuant to the terms thereof from time to time and (ii) any transfers. The Register shall be available for inspection by the Borrower and the Lender at any reasonable time and from time to time upon reasonable prior notice. The obligations of the Borrower and/or any subsidiary under the Loan Agreement and the Security Documents are registered obligations and the right, title and interest of the Lender and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Clause 16.12 shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

[Remainder of page intentionally left blank]

SCHEDULE A

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown

No. [   ]

dated

between

KREOS CAPITAL VI (EXPERT FUND) LP	POLYPID LTD.

the (“Lender”)	the (“Borrower”)

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated April 5, 2022 (the “Loan Agreement”)

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

PART 1

Loan Details

Total Loan Facility	up to US$ 15,000,000
Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	[ ]
Loan Term	[ ]
Bank Account Details for remittance of funds	[ ]

(a)	We confirm that the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	No Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

For and on behalf of

[                                   ]

Authorized Signatory ______________

Name __________________________

Dated [                     ] 2022

SCHEDULE B

LIST OF EQUIPMENT

[**]

SCHEDULE C

ACCOUNT RECEIVABLES

[**]

SCHEDULE D

CUSTOMERS LIST

[**]

SCHEDULE E

INTELLECTUAL PROPERTY

[**]

SCHEDULE F

INITIAL SECURITY DOCUMENTS

1.	Debenture Fixed Charge

2.	Debenture Floating Charge

3.	US IP Security Agreement

4.	PolyPid Inc. – Guaranty Agreement

[**]

SCHEDULE 1.32

PERMITTED INDEBTEDNESS

[**]

SCHEDULE 1.33

PERMITTED SECURITY INTEREST

[**]

SCHEDULE 1.46

WARRANT INSTRUMENT

WARRANT TO PURCHASE SHARES

OF

POLYPID LTD.

Issue Date: April 5, 2022

This certifies that, for value received, KREOS CAPITAL VI (EXPERT FUND) LP or its permitted assigns in accordance with Section 16 hereof (the “Holder”) is entitled, subject to the terms set forth herein, to purchase from POLYPID LTD., an Israeli company (the “Company”), the number of Warrant Shares (as defined below) specified herein, upon: (a) surrender of this Warrant; (b) delivery of either (i) Notice of Exercise or (ii) Notice of Cashless Exercise, as applicable, each, substantially in the form annexed hereto, duly completed and executed on behalf of the Holder; and (c) either (i) simultaneous payment therefor of the Exercise Price as set forth in Section 4 below in the event of exercise under Section 6.1.1, or (ii) a calculation of the number of Warrant Shares to be issued in the event of a Cashless Exercise provided for in Section 6.1.2. The number and Exercise Price of Warrant Shares are subject to adjustment as provided below.

This Warrant is issued in connection with that certain Agreement for the provision of a loan facility of up to US$15,000,000, by and among the Holder and the Company, dated as of April 5, 2022 (the “Loan Agreement”). Any term not defined herein, shall have the meaning ascribed to it in the Loan Agreement.

1.	Term of Warrant.

Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time during the term commencing on the date hereof and ending at the earliest of: (i) 16:00 Israel time on April 5, 2029 (being the seventh anniversary of the date of closing of the Loan Agreement); or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which shareholders of the Company prior to the transaction will hold more than fifty percent (50%) of the voting and economic rights of the surviving entity after the transaction (an “M&A Transaction”) (the “Term”), and shall be void thereafter; provided, that, in case of (ii) above, the Company shall notify the Holder in writing at least 14 days prior to the end of the Term and provide to the Holder such information relevant thereto as the Holder may reasonably request during such 14 day period for the purpose of making a determination with regard to the exercise of the Warrant hereunder. If the Company fails to provide the aforementioned notice of expiration, then the Term shall be extended until 14 days after actual notice is provided. Notwithstanding the above, and provided that immediately prior to the expiration of the Term (as may be extended according to the terms of this Warrant) the Fair Market Value is higher than the Exercise Price, unless this Warrant has already been exercised in full prior to such time, then upon such date, this Warrant shall be deemed to be automatically exercised in full into Warrant Shares by way of Cashless Exercise without any notice requirement on the part of the Holder and/or the Company.

2.	Warrant Shares.

The shares issuable to the Holder upon exercise of this Warrant (or any part thereof) (the “Warrant Shares”) shall be ordinary shares of the Company.

3.	Warrant Amount.

The term “Warrant Amount” shall mean an amount equal to US$800,000 plus 8% of the aggregate Tranches (as defined in the Loan Agreement) actually drawn down by the Company under the Loan Agreement out of Amount B and Amount C (both as defined in the Loan Agreement), i.e. up to an aggregate of the Loan Agreement US$1,200,000.

4.	Exercise Price.

The exercise price per each Warrant Share (the “Exercise Price”) at which this Warrant may be exercised (subject to the aforementioned terms in clause 2, and subject to adjustment from time to time pursuant to Section 14 hereof), shall be US$ 5.135.

5.	Number of Warrant Shares Available for Purchase.

This Warrant may be exercised to purchase up to such number of Warrant Shares determined by dividing the Warrant Amount by the Exercise Price (as adjusted from time to time pursuant to Section 14 hereof).

6.	Exercise of Warrant.

6.1.	Manner of Exercise.

This Warrant is exercisable by the Holder, in whole or in part, on one or more occasions, at any time and from time to time, during the Term, by the surrender of this Warrant and the applicable Notice of Exercise annexed hereto, duly completed and executed on behalf of the Holder, at the principal office of the Company.

6.1.1.	Exercise for Cash. To exercise for cash, the Holder shall deliver to the Company, concurrently with the surrender of this Warrant, a wire transfer in immediately available funds for the aggregate Exercise Price for the Warrant Shares being purchased. Payment of the Exercise Price shall be made in United States Dollars.

6.1.2.	Cashless Exercise. In lieu of the payment method set forth in Section 6.1.1 above, this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant and the Notice of Cashless Exercise annexed hereto, duly completed and executed and indicating the number of Warrant Shares with respect to which the Warrant is being exercised, at the principal office of the Company (a “Cashless Exercise”). In the event of a Cashless Exercise, the Holder shall exchange the Warrant, or any portion thereof (without payment by the Holder of any cash or other consideration) for that number of Warrant Shares calculated as follows: (a) (i) the number of Warrant Shares with respect to which the Warrant is being exercised (adjusted to the date of calculation, but excluding those Warrant Shares already issued under this Warrant), multiplied by (ii) an amount equal to the Fair Market Value (as defined below) per Warrant Share at the time of such Cashless Exercise minus the Exercise Price (as adjusted to the date of such calculation); divided by (b) the Fair Market Value per Warrant Share.

6.1.3.	For the purposes of this Warrant, the “Fair Market Value” means: (i) if the Company’s Ordinary Shares are traded in a public market, the fair market value of a Warrant Share shall be the closing price of an Ordinary Share reported for the trading day in the day before Holder delivers this Warrant together with its Notice of Exercise to the Company; or (ii) in the event of an exercise of this Warrant contingent upon the closing or consummation (as the case may be) of a M&A Transaction, the price per Warrant Share (assuming conversion of the Warrant Shares, adjusted to the date of such calculation, but excluding those shares already issued under the Warrant) as determined in such transaction. In any other event of Cashless Exercise or, if the price per Warrant Share in a Deemed Liquidation is not determined, then as determined by mutual agreement of the Company and the Holder of this Warrant. If the Holder and the Company cannot mutually agree on the Fair Market Value, such value shall be determined by a reputable independent appraiser selected by the Holder with the consent of the Company (which consent shall not be unreasonably withheld), and whose fees and expenses shall be borne by the Company.

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6.1.4.	Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced as of the Issue Date.

6.2.	Conditional Exercise.

In connection with an M&A Transaction, the exercise of this Warrant may be made conditional upon the closing of such transaction. The Company shall notify the Holder in writing at least fourteen (14) days prior to the closing of such transaction and include in such notice the material terms of such transaction, and provide the Holder with any updates and changes to the material terms thereof promptly in writing. Notwithstanding anything to the contrary herein, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 6.1.2, into Warrant Shares, without any further action on behalf of the Holder, immediately prior to an M&A Transaction.

6.3.	Result of Exercise.

This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, or, if exercised pursuant to Section 6.1.4 above, immediately prior to the closing (or consummation, as the case may be) of an M&A Transaction and the Holder, or any other person entitled to receive the Warrant Shares issuable upon such exercise in accordance with Section Error! Reference source not found. below, shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date, or the closing date of such event. As promptly as practicable on or after such date and in any event within seven (7) days thereafter, at the Holder’s request, the Company at its expense shall issue and deliver to the Holder or any other person or persons entitled to receive the same in accordance with Section Error! Reference source not found. below, a certificate or certificates for the number of Warrant Shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the remaining number of Warrant Shares for which this Warrant may then be exercised.

7.	No Fractional Shares.

No fractional shares shall be issued upon the exercise of this Warrant. The number of Warrant Shares to be issued to the Holder shall be rounded to the nearest whole number.

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8.	Replacement of Warrant.

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and then outstanding amount.

9.	Rights of Shareholders.

Without derogating from Section 14.3 below, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of the Warrant Shares, until this Warrant or any portion hereof shall have been exercised and the Warrant Shares shall have been issued, as provided herein.

10.	Free Trade Date

Within 90 days of the one-year anniversary of the Issue Date, the Company shall cause the Restricted Stock Legend (as defined below) to be removed from any remaining outstanding Registrable Shares (as defined below). “Restricted Stock Legend” means a legend indicating the restricted status of the Registrable Shares under Rule 144.

11.	Reports under the Exchange Act

With a view to making available to the Holder the benefits of Rule 144, the Company agrees that until the earlier of: (1) two years from the date of the Loan Agreement; or (2) date on which no Registrable Shares are outstanding, the Company shall: (a) make and keep public information available, as those terms are understood and defined in Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (c) furnish to the Holder, promptly upon request, (i) a written statement by the Company as to the status of its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holder to sell such Registrable Shares pursuant to Rule 144 without registration.

12.	Reservation of Shares.

The Company covenants that during the Term this Warrant is exercisable the Company will reserve from its authorized and unissued share capital a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Warrant. The Company further covenants that all Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be free from all taxes, liens and charges in respect of the issue thereof. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers to register the Holder as the owner of Warrant Shares, and to execute and issue the necessary certificates for Warrant Shares, upon the exercise of this Warrant.

13.	Amendments and Waivers.

Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. No waivers of, or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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14.	Adjustments.

The Exercise Price and the number and class of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows:

14.1.	Reclassification, etc.

If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall, by reorganization or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reorganization or reclassification or other change and the Exercise Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that this Warrant shall be exercisable into, in lieu of the number of Warrant Shares which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of shares that would have been subject to receipt by the Holder had the Holder exercised the Warrant immediately before that change solely as required to protect such purchase rights as aforesaid; provided, however, that any change to the class of shares subject to this Warrant as set forth above, shall only be made if made to all other shares of the same class.

14.2.	Split, Subdivision or Combination of Shares.

If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist (including, with respect to a split or subdivision, by way of the issuance of a share dividend or bonus shares), into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased and the number of securities issuable upon exercise proportionately increased in the case of a split or subdivision or the Exercise Price of such securities shall be proportionately increased and the number of securities issuable upon exercise proportionately decreased in the case of a combination.

14.3.	Adjustments for Share Dividends or Other Securities or Property.

If, while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time (in their capacity as holders) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional shares or other securities of the Company by way of dividend or otherwise, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon the exercise of this Warrant, and without payment of any additional consideration thereof, the amount of such other or additional shares or other securities as aforesaid of the Company which such Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 14. In the event the Company, at any time or from time to time, distributes dividends (in cash or in any other form, including, without limitation, assets of the Company, but other than in shares or other securities) the Exercise Price will be reduced by the per share amount of the distribution.

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14.4.	Other Events.

If, while this Warrant, or any portion hereof, remains outstanding and unexpired, any other event occurs as to which the provisions of this Section 12 do not strictly apply or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with the provisions hereof, then the board of directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, solely as required to protect such purchase rights as aforesaid; provided, however, that any change to the class of shares subject to this Warrant as set forth above, shall only be made if made to all other shares of the same class. The adjustment shall be such that will give the Holder upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as such Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

14.5.	Certificate as to Adjustments.

Upon the occurrence of each adjustment or readjustment pursuant to this Section 14, the Company shall, upon the written request of the Holder of this Warrant, furnish or cause to be furnished to such Holder a certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

14.6.	No Impairment.

The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 14 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

15.	Governing Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The competent courts of the city of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Warrant and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

16.	Successors and Assigns; Transfer.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Holder may assign, distribute or otherwise transfer this Warrant together with any rights attached hereto, with respect to all or any portion of the Warrant Shares hereunder to any third party, provided that (i) the Holder provides a notice thereof to the Company prior to any transfer, (ii) such assignment, distribution or transfer is made in compliance with any securities laws; (iii) such assignment, distribution or transfer is in compliance with and subject to all applicable provisions and restrictions under the Articles, and (iv) any such transferee/assignee shall agree in writing with the Company to be bound by all of the terms of this Warrant and accepts upon itself all of Holder’s obligations under the Warrant.

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17.	Representations and Warranties of the Company.

The Company represents and warrants to the Holder as follows as of the date hereof:

17.1.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

17.2.	The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and their issuance shall not subject to any preemptive or participation rights.

17.3.	The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof are not, inconsistent with the Company’s Articles of Association (the “Articles”) and do not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person. So long as this Warrant is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of Ordinary Shares to be issued upon exercise of this Warrant then outstanding.

17.4.	All necessary consents of shareholders and other third parties with respect to the issuance of this Warrant and the Warrant Shares upon exercise thereof have been obtained, and the Company has no outstanding issuance obligations, rights of first offer, pre-emptive or participation rights, anti-dilution rights or other similar rights with respect to the issuance of this Warrant and the Warrant Shares upon exercise thereof, or any such rights have been exercised, waived or cancelled.

18.	Representations and Warranties of the Holder

18.1.	This Warrant and the Ordinary Shares issuable upon the exercise thereof are being acquired for the Holder’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof, within the meaning of the Securities Act. Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

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18.2.	The Holder understands that the Warrant and the Ordinary Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

18.3.	The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks contained in this Warrant and the Warrant Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

18.4.	The Holder is able to bear the economic risk of the purchase of the Warrant Shares pursuant to the terms of this Warrant.

18.5.	The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

19.	Restrictive Legend.

The Ordinary Shares (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE SECURITIES ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIIES ACT.

20.	Certain Information.

The Company agrees to provide the Holder at any time and from time to time with such information as the Holder may reasonably request for purposes of the Holder’s compliance with regulatory, accounting and reporting requirements applicable to the Holder, subject to applicable confidentiality and regulatory obligations of the Company including pursuant to Section 15.6 of the Loan Agreement which shall bind the Holder for as long as this Warrant is in effect. In addition, for as long as this Warrant remains outstanding, the Company shall, at the Holder’s request, provide the Holder with (i) the Company’s annual audited financial statements within one hundred and fifty (150) days of year-end, certified by an independent certified public accountant acceptable to the Holder; and (ii) any other financial statements, if any, in the form presented to the board of directors of the Company. The Company’s public filings of said reports shall be deemed as Company’s compliance with the above requirements.

21.	Expenses.

The Company shall pay to the Holder, on the Holder’s demand, all reasonable expenses incurred by the Holder in connection with any amendment, supplement to, or waiver and/or consent in connection with, this Warrant, or any proposal for such an amendment to be made.

22.	Survival.

The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Warrant.

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23.	Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person, by email (upon confirmation of successful transmission) or by courier service or four days after deposit by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

PolyPid Ltd.

18 Ha’Sivim Street, Petah-Tikva 4959376, Israel

Attn: Dikla Czaczkes Akselbrad

E-mail: Dikla.C@polypid.com

with a copy (which shall not constitute a notice) to:

18 Ha’Sivim Street, Petah-Tikva 4959376, Israel

Office: +972 74 719 5700 Ext. 223

Attn: Adv. Tal Vilnai

E-mail: Tal.V@polypid.com

If to the Holder:

Kreos Capital VI (Expert Fund) LP

47 Esplanade, St Helier, Jersey

Attn: Raoul Stein

Email: raoul@kreoscapital.com

With a copy (which shall not constitute a notice) to:

Kadouch & Co., Law Offices

11 Ha’sadnaot St.

P.O.B. 12695, 4673300 Herzliya, Israel

Attn: Emmanuel Kadouch, Adv.

Email:emmanuel@kadouchlaw.com

24.	Delays or Omissions.

Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Warrant, shall impair any such right, power or remedy of the Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Holder of any breach or default under this Warrant, or any waiver on the part of the Holder of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

25.	Severability.

In the event that any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Warrant shall continue in full force and effect without said provision, and such provision shall be given effect to the extent legally possible.

26.	Titles and Subtitles.

The titles and subtitles used in this Warrant are used for convenience only and are not considered in construing or interpreting this Warrant.

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IN WITNESS HEREOF, the parties have executed this Warrant, on the day and year first above written.

POLYPID LTD.		KREOS CAPITAL VI (EXPERT FUND) LP

By:	/s/ Amir Weisberg	By:	/s/ Mark Collins
Name:	Amir Weisberg	Name:	Mark Collins
Title:	CEO	Title:	Director

By:	/s/ Dikla Czaczkes Akselbrad
Name:	Dikla Czaczkes Akselbrad
Title:	EVP & CFO

[Signature page to Warrant]

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NOTICE OF EXERCISE

To: PolyPid Ltd.

NOTICE OF EXERCISE

1.	The undersigned hereby irrevocably elects to purchase __________ Ordinary Shares of PolyPid Ltd. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.	Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

___________________________________

(Name)

 ___________________________________

___________________________________

___________________________________

(Address)

__________________________________

(Signature)

  ___________________________________

(Date)

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CASHLESS EXERCISE FORM

To: PolyPid Ltd.

NOTICE OF CASHLESS EXERCISE

1.	The undersigned hereby elects to exercise its Cashless Exercise rights, pursuant to Section 6.1.2 of the attached Warrant, with respect to ___________________ Ordinary Shares of PolyPid Ltd., pursuant to the terms of the Warrant.

2.	Please issue a certificate or certificates representing the number of shares issuable after deducting the shares withheld in lieu of payment of the exercise price, in the name of the undersigned or in such other name as is specified below:

___________________________________

(Name)

___________________________________

___________________________________

___________________________________

(Address)

 ___________________________________

(Signature)

 ___________________________________

(Date)

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SCHEDULE 3.5.1(xvi)

LEGAL OPINION

[**]

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER		LENDER

For and on behalf of		For and on behalf of

POLYPID LTD.		KREOS CAPITAL VI (EXPERT FUND) LP

By:	/s/ Amir Weisberg	By:	/s/ Mark Collins
Name:	Amir Weisberg	Name:	Mark Collins
Title:	CEO	Title:	Director

By:	/s/ Dikla Czaczkes Akselbrad
Name:	Dikla Czaczkes Akselbrad
Title:	EVP & CFO